Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-256521, 333-263343, 333-268071, 333-269727, 333-276372, and 333-284210) and Form S-3 (Nos. 333-274521 and 333-281822) of Day One Biopharmaceuticals, Inc. of our report dated March 3, 2025, relating to the consolidated financial statements of Mersana Therapeutics, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, as incorporated by reference in this Current Report on Form 8-K/A of Day One Biopharmaceuticals, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 9, 2026